May 2019

Dear Allegiant Shareholder:

2018 produced another successful and profitable year - operating income was $243 million and we continued our streak of 65 consecutive profitable quarters as of Q1 2019. We have accomplished this remarkable feat through downturns in the economy, significant oil price spikes and most recently a complete replacement of our fleet - all while continuing to grow. The following annual graph illustrates our profitability history against the back drop of the price per barrel of oil and economic growth since 2003:

During the past 20 years, we have led the industry in operating income margin. Our 15.2% average annual operating margin has been number one by a wide margin compared to number 2 Alaska at 10.9% and number 3 Southwest at 10.5%. In 2018 we again led the industry with the highest operating margin. While it is not uncommon for us to lead the industry in operating margin, to produce such results during an unprecedented fleet transition, completed a year ahead of schedule, is uncommon! This remarkable accomplishment required us to retire 37 MD80 aircraft and add 24 A320 series aircraft - more than 30% of our entire fleet during 2018.

Since our humble beginning in 2001, we have developed one of the most defensible and sustainable airline models in the world. The transition to an Airbus fleet was the first major step in our next chapter.

Airbus A320 Series - optimal fleet
In my previous shareholder letter, I discussed the expected efficiencies from our transition to an all- Airbus fleet. Currently we estimate the average operating income per aircraft of an A320 series is approximately 2.5 times greater than our MD80 aircraft results in recent years. These improvements are increased fuel efficiency, increased utilization and improved reliability. I am pleased to report the economic and operational results from our first quarter of an all Airbus fleet are meeting or exceeding our expectations. We achieved benefits from each of these areas during the first quarter:

- We generated 9.6% more ASMs per gallon year over year
- We increased our fleet utilization by 17%, flying an average of 8.3 hours per day in Q1 2019 versus 7.2 hours in 2018 and
- We went 120 days plus of 100% controllable completion, namely no mechanical cancellations beginning in mid-December through mid-April 2019. During the first quarter we led the airline industry in completion factor
    - We produced an 85% on time performance in March, which was third in the industry

We will also see indirect economic benefits from a single fleet type, the simplicity and the resultant non-fuel cost savings. We expect our non-fuel expenses to decline this year on a unit basis. During this transition we trained 300+ mechanics and 400 crew members resulting in extensive training costs as well as the labor expense from carrying more than 100 extra pilots on the payroll. During 2019 we will add 17 aircraft, going from 76 to 93, yet our current pilot staffing should be sufficient to operate these additional aircraft.

Our customers are noticing these operational improvements as evidenced by the recent industry awards we received including the JD Power Most Improved in Customer Satisfaction in 2018. This increase in brand loyalty will pay future dividends, particularly as we evolve our Allegiant 2.0 strategy.

Captive Customer Base
In 2018 we flew just under 14 million passengers and in 2019 we expect this number to exceed 15 million. We began 2018 serving just over 400 routes and we are currently up to 430. Nearly 75% of our routes have no competition. Of the routes added in 2018, 90% had no non-stop competition. In many of the 122 cities we serve, we are the only low cost service provider, particularly our originating cities. We have identified 600 potential additional routes, of which 90% currently have no direct service.

Below is our current route map which highlights how deep our network reach is.

Network Growth
We continue to grow our destinations and add new ones. Two of our newest are Sarasota, Florida and Nashville, Tennessee. These align with our desire to find markets we can fly between two and four times a week but not ones so busy others might fly every day. Our primary approach is to seek out these less obvious routes which can support a limited amount of service in a 7-day period. Because we are constantly looking for these types of routes to operate, we would expect to maintain a similar percentage of non-competitive routes in the future.

In April of 2019, we submitted our US DOT application for international flying into Mexico and expect to begin selling flights by YE 19. Flying to Mexico is a natural extension to our network, namely taking our cold climate customers to world class leisure destinations where they can find both sun and fun!

Direct access to customers - selling them 3rd party products
We have sold directly to our customers since we began our efforts in late 2001 with one aircraft. We are one of the few airline companies in the world who own and operate their own sales and reservations systems. This control allows us to customize our product offerings to customers. Additionally, we do not provide our inventory to the third party distribution companies such as Sabre and others who make up what is termed the Global Distribution System (GDS) or to the online sales agents such as Expedia and Priceline. Customers must come directly to our site to purchase Allegiant products. This combination of ownership of our system and direct distribution has been core to our strategy. In the early days, knowing we would not have the reach of the GDS, we consciously offered our services to smaller cities where we could become a known entity. The offer of direct air service for a low base fare on a larger commercial jet aircraft from a secondary or tertiary city to terrific destinations such as Las Vegas or Orlando enabled us to gain a strong foothold in our cities. Additionally, the control of our reservations platform allows us to know who our customers are. This has been a powerful combination in our success, namely direct distribution and an understanding or ‘control’ of our customers.

An additional benefit from controlling our reservations platform has been the ability to integrate other people’s products or 3rd party products in packages for our customers. We believed leisure customers traveling on us for their vacations would purchase additional products such as hotels and rental cars, thereby allowing us to capture a larger share of our customer’s leisure spend. We built these offerings into our platform and included them in our booking path. Since 2005, we have sold over $1.3 billion of 3rd party products, including 10.0 million rental car days and 6.5 million hotel room nights which has contributed over $350 million of operating income. This bundling and selling of vacation packages to our customers has been a major differentiator in our industry-leading profit margins. We believe there is enhanced value in shifting some of our third party sales into what we term ‘first party sales’ in the coming years, namely products we own and control.

Sunseeker Resorts and 1st party products
Last year’s letter introduced Sunseeker Resorts, our planned resort destination in the Port Charlotte area, located on 23 acres of waterfront property, a 15-minute drive from our Punta Gorda Airport (PGD) (one of the strongest cities in our airline network). This past year, from 45 cities, we carried 1.6 million passengers to and from PGD on 400,000 itineraries. Additionally, we carried 2.5 million passengers to and from St. Pete/Clearwater (PIE), a 90-minute drive from Sunseeker.

In March 2019 we broke ground on Sunseeker Resort and expect to complete construction by the end of 2020. This first phase will contain over 500 hotel rooms and 189 one, two and three bedroom suites as well as up to 14 different restaurant offerings. John Redmond and team have designed a destination resort which will captivate vacationers who want to enjoy both the weather and the amenities Sunseeker will offer.

Southwest Florida is a well-known destination with world class weather and waterfront locations. Having said that, the area’s properties are tired. But prices have not abated. During the 12 months ended June 30th, 2018, we sold 7000 room nights in the Punta Gorda area for an average daily rate of $241 - average price over a 12-month period. This is an exceptional rate. We budgeted our Sunseeker room rate approximately 20% less than our $241 average room rate even though ours will be a new resort.

The financial community has criticized our entry into the hotel market - ‘You are an airline; stick to what you know’; ‘It is too expensive’; ‘It is a distraction’. These statements, taken out of context, are not inaccurate. They are critical of our strategy to invest directly in a resort hotel, namely to offer our leisure customers more opportunity to purchase products directly from us, for Allegiant to capture a bigger share of our leisure customer’s spend. This investment allows us to sell a 1st party product as compared to selling someone else’s products in the hotel space. In the past few years, with the prolonged economic upswing, it has been more difficult to access our 3rd party hotel products. During good times, the owners of leisure hotels have less product for us at higher prices and during peak times shut us out completely.

Our Sunseeker senior management team, headed by John Redmond, Micah Richins and Jason Shkorupa has more than 75 years of combined experience in the Las Vegas resort hotel business as senior officers at MGM Resorts. Our Las Vegas headquarters has provided us with a front row seat on how the world’s best resort destinations operate. John Redmond, the former CEO of MGM, comes from this Las Vegas background and has been affiliated with our company since 2009 as a board member and the past two years as our President. Micah Richins, a 26-year veteran of MGM, oversaw all pricing and marketing for the more than 40,000 MGM rooms. Jason Shkorupa was in charge of all of the food and beverage at MGM, had over 4000 people in his group and a budget of more than $400 million annually. Additionally, Jason has personally developed and opened more than 80 different restaurants and food concepts in his career.

The Board hired John to investigate developing an enhanced hotel strategy for our travel company. Sunseeker is the first step in this long-term strategy. John and his team have never had access to our millions of customers and their travel data who fly Allegiant from over 70 plus cities to Southwest Florida. With our deep and rich customer data we will be able to target these customers and talk directly to them about their vacation needs, customizing travel packages to fit their needs.

Recently in the hotel world there has been a great deal of discussion about what is termed long stay products. Airbnb and other online vacation providers have developed a market wherein vacationers are interested in a no hassle, longer stay, enhanced living product. Home-like offerings are much more in demand for long-term experiences/vacations. Hotels in the Port Charlotte area do not offer this type of product. Sunseeker will have 189 suite-style units; 39 will be 1800 square foot, three bedroom units, and 75 one and 75 two bedroom units, all of which will have full kitchens and water views in 9 story buildings. When compared to other long-term stay options, Sunseeker will be in a class by itself.

We know our potential customers are interested in a long-term stay product. As of this writing, over 11,500 potential customers have responded to our inquiries commenting on what they would be willing to pay and perhaps more importantly, how long they would be interested in staying. Surprisingly over 11% would be interested in staying one month or longer; 207 responders have said they would be interested in staying 6 months or longer. Given we will have just over 250,000 room nights per year, if these 207 different people decided to stay the entire 6 months, they alone would fill up almost 15% of our room nights.

Based on our construction schedule, we believe we will begin offering for sale Sunseeker rooms and suites to customers as soon as the 4th quarter this year. We have told investors we expect to run a 90% occupancy during the first year after Sunseeker opens in late 2020. We believe there will be a tremendous amount of interest in Sunseeker and as a result it will be in great demand when it opens. We have seen this pattern in Las Vegas for decades, namely new properties get the attention and are immediately full upon opening. We expect the same at Sunseeker.

Continued Excellent Economics from Direct to Customer
We believe we will have the best economics in the industry at Sunseeker. Since the 1990s, Allegiant and its predecessors have talked directly to their customers. As we said earlier, this direct conversation provides critical information about customers and their travel habits. But more importantly it provides the best economics. Most transactions in the travel and leisure business have middlemen between either the airline or the hotel and the customer. This is particularly true in the hotel industry. Companies such as Expedia and Priceline dominate hotel distribution, taking as much as 20% of the top line revenue for every booking they sell. In addition, most hotels also affiliate with known brands such as Marriott or Hilton which costs another 7% to 8% of a hotel’s revenue for use of their name.

When we began Allegiant in 2002 we consciously avoided affiliation with online distribution agencies such as Expedia. As a result, we benefit from both knowing our customer through their travel data as well as saving the distribution cost associated with this service. Another important feature is it has taught us to understand how to market and talk to our customers. Today we have a 16-million-person email data base which is invaluable to us in our relationship with our customers.

Allegiant has become a well-known brand throughout the travel industry. We intend to do the same with Sunseeker. By branding not only the hotel, but all the restaurants affiliated with Sunseeker, we will have total control over our property and its products, hence the best economics. We expect the EBITDA margin to be in the mid-30% to 40% without the overhead of 3rd party distribution and branding. Again, as we have done in the airline space, we plan on leading the hotel industry in operating and EBITDA margins.

In addition, we believe we will be able to offer management contracts to other hotels in the area. Today we allow any hotel in Southwest Florida into our Allegiant system for sale. But at a certain point, if a hotel is not under management contract, we will not allow them in our system. It is our belief our Sunseeker Resort will become as well-known as Allegiant in Southwest Florida. Given this brand awareness plus our software, operational expertise, affiliation with Allegiant and the ability to license them one or more of our different restaurant brands, we believe will enable us to become a significant hotel manager in not only Southwest Florida but all of Florida. This will be our ‘asset light’ hotel effort, potentially very lucrative with minimal to no capital required.

We want to further enhance our leisure product offerings to go with our airline and hotel offerings. We began offering our golf course management product a few years ago. We now have almost 600 courses under management. One of the key features of this product is it is cloud based and focused on capturing customer data for our golf course owners and ourselves. We also opened our first family entertainment center, known as Allegiant Nonstop. We plan on building a number of these centers in and around our colder climate origination cities thereby providing us another touch point with our customers.

Lastly we signed on to become the official airline of Minor League Baseball (MiLB) late last year. Minor League Baseball, a terrific leisure past time in the US, has 160 teams who attract as many as 40 million people annually. We will be in upwards of 50 parks this season (2019) and will grow again in 2020. Many of the teams are located in our origination cities and are a natural fit for our leisure offering. We will work closely with the teams to provide them with marketing opportunities on Allegiant as well as provide them with our branded credit card, personalized for each team. Our credit card has been very successful to date and we are looking for more opportunities to work with leisure-oriented offerings to distribute our card.

We will begin to stitch all of these products together in the coming year with a branding strategy across our network including introducing a loyalty program which we expect to offer later this year. We are excited about its ability to enhance our branding efforts across these many products.

Innovation (Distractions)
As we mentioned earlier, some analysts have dubbed our desire to incorporate more 1st party products into our business as “distractions.” We certainly understand the argument. Anytime a business deviates from what it does really well, in pursuit of something new, it could be classified as a distraction. However, what they call a distraction, we call innovation. Was it a distraction for a root-beer salesman to enter the hotel business? Or a cartoon-maker to develop an amusement park? Absolutely. But what both Mr. Marriott and Mr. Disney understood was distractions, in pursuit of innovation, and when executed well, have the potential to elevate a company to new heights.

While we aren’t out to develop the next Marriott or Disney, we believe we are following in the footsteps of companies like these - who weren’t afraid to innovate. Great organizations always focus on enhancing revenues from existing customers first and developing new customers second. This requires developing new products to sell, creating additional touch points with the customer. All of our leisure offerings are meant to do exactly that. As you know, selling an airline seat is primarily a commodity business in which loyalty, particularly in the leisure segment, is tied to the lowest cost. The customer buying that seat, in most cases, is already planning to spend additional funds, on lodging, food, and other leisure activities at their destination. We believe we can capture a greater portion of their leisure spend and engender a higher degree of loyalty - ultimately becoming the “go-to” company for millions of Americans when they think of leisure travel and leisure activities.

Of course, the ability to both innovate and execute depends, in large part, on the management talent and resources available. We are extremely mindful of the need to maintain and expand the excellent management team on the airline side, while growing and developing excellent management and talent on the hotel/leisure offerings side. We believe we have done that. In fact, as I write this note, I am happy to say we have the best management team in the company’s history. And that is no small statement given the quality of management who have worked at Allegiant in years past. This team, virtually all of whom we have grown internally, is talented, focused and efficient. Pound for pound, this group punches above its weight better than any group in the airline industry. As investors, you have seen this first hand. The requirements of the past three years as we have transitioned our fleet, matured our operations, and begun our strategic move to Allegiant 2.0 including the development of Sunseeker could not have been achieved without a highly-talented, focused, efficient team.

Studies of successful companies have shown two fundamental attributes: 1) they continuously innovate, making investments in new products which over time grow into future successes which sustains the business long term, and 2) they grow their own personnel. Growing one’s personnel allows for the continuity of the all-important culture of successful ventures. Above all else, maintaining the culture of an organization, assuming it is what it should be, is job one for the CEO and the senior management team. Growing and grooming one’s personnel from their earliest days provides the necessary continuity found in all successful organizations.

We could choose to avoid innovation, and thereby avoid these types of distractions. However, we believe not undertaking these ‘distractions’ may long term put the company in a position where it will have a much larger distraction, namely more competition and a declining business. These investments in additional products for our leisure customers, we believe, are the best way to inoculate ourselves against future competition and to grow earnings. Furthermore, we feel have the management team, the talent, and the vision to develop and execute our Allegiant 2.0 strategy.

Capital Allocation
In 2018 we spent $350 million of capex, primarily for the purchase of aircraft. We ended the year with 76 Airbus aircraft in our fleet. During the year we added 24 Airbus and retired the last 18 MD80 aircraft at the end of November, finishing our transition to an Airbus fleet as forecasted. We plan to add back 17 aircraft during this year to bring the fleet count back to our 2018 levels or 93 aircraft by YE2019. Total aircraft-related purchases for 2019 are estimated to be $400 million. Of the 17 aircraft we will add this year, 7 were purchased in earlier years and 10 will be purchased this year. We also plan to purchase an additional 3 aircraft this year for service in 2020. Furthermore, we have contracted with our engine supplier to purchase 7 new engines. With the aircraft transition behind us, 2020’s aircraft capex should return to our targeted annual 10% growth levels.

Sunseeker capex will begin in earnest this year. We have budgeted at least $250 to $300 million in outlays in 2019 of which $245 million will come directly from us and thereafter we will have available a $175 million commitment from TPG Sixth Street Partners and Affiliates (TPG) for construction financing primarily in 2020, which should finish the project. This financing has a 4-year term through early 2023 with 2/3 of the proceeds nonrecourse to Allegiant Travel Company. We expect to complete the project in the 4th quarter of 2020 and will spend approximately $420 million during the construction period.

We ended the quarter with $555 million in cash and short term investments. We will finance the 2019 capital expenditures through a combination of internally generated funds and bank financing for our aircraft. The narrow-body aircraft financing market is extremely robust and with our industry leading financial results we have had excellent access to these financing sources. Since 2013, we have developed relationships with 15 US and international banks from Asia to Europe which have advanced $1.2 billion of aircraft financing for our Airbus fleet. We are very comfortable in our banking relationships and our ability to finance our Airbus purchases.

In January 2019, we closed on a $450 million term loan in a dollar-for-dollar refinancing of our high-yield bond. Under challenging market conditions, we were able to maintain the flexibility to reprice and/or repay this term loan, while also excluding our aircraft and engines as part of the collateral. In addition, we estimate we have in excess of $350 million of borrowing capacity, the majority of which is supported by our 28 unencumbered aircraft or approximately 1/3 of our fleet of aircraft.

Our Culture, Our Principles, Our Team members
Congratulations and thank you to our now 4,000+ team members who come to work every day with the passion for excellence. We have a proven, seasoned model. Our team members are the backbone of our culture which has been defined on the principles summarized earlier, with a primary emphasis on safety. We are focused on offering our customers a value proposition exceeding their expectations. We are focused on creating a positive, challenging and empowering environment for our team members - one that is stimulating, where they can grow and prosper in such a way that they naturally thrive and advance the good of the organization. Financially, we are focused on profits, growth, and the best financial returns for our shareholders.

These principles continue to serve us well.

Maurice J. Gallagher Jr.
Chairman and CEO
Allegiant Travel Company